CONSENT OF INDEPENDENT ACCOUNTANTS


         We consent to the incorporation by reference in this Prospectus Supplement of our report dated January 22, 1996 on our audits of the consolidated financial statements of MBIA Insurance Corporation and Subsidiaries. We also consent to the reference to our firm under the caption "Experts."

                                             Coopers & Lybrand L.L.P.

December 11, 1996
New York, New York